EXHIBIT 99.1

News Release
The York Water Company
130 East Market Street
Contact:	Jeffrey R. Hines, President	York, PA 17401
or	jeffh@yorkwater.com
Matthew E. Poff, Chief Financial Officer
matthewp@yorkwater.com
Phone:	717-845-3601	FOR IMMEDIATE RELEASE

YORK WATER COMPANY REPORTS 2nd QUARTER AND SIX MONTHS EARNINGS

York, Pennsylvania, August 2, 2018:  The York Water Company's (NASDAQ:YORW) President, Jeffrey R. Hines, announced today the Company's financial results for the second quarter and the first six months of 2018.

President Hines reported that second quarter operating revenues of $12,026,000 decreased $228,000, but net income of $3,305,000 increased $370,000 compared to the second quarter of 2017.  Earnings per share of $0.26 for the three-month period increased $0.03 compared to the same period last year.  Increased earnings resulted primarily from lower income taxes due to higher maintenance and repair deductions under the IRS tangible property regulations offset by higher operation and maintenance expenses.  Lower income taxes from the tax rate reduction in the Tax Cuts and Jobs Act of 2017 were offset by lower revenue due to the likelihood the Pennsylvania Public Utility Commission (PPUC) would require the Company to return in rates this reduction as part of its pending rate case.  This reduction in revenue was partially offset by the utilization of the Distribution System Improvement Charge (DSIC), a PPUC allowed charge that water utilities collect from customers for the replacement of aging infrastructure.

President Hines also reported that the first six months operating revenues of $23,670,000 increased $126,000 and net income of $5,899,000 increased $383,000 compared to the first six months of 2017.  Increased earnings resulted primarily from lower income taxes due to higher maintenance and repair deductions and higher revenues due to the utilization of the DSIC.  The increased income was partially offset by higher operation and maintenance expenses and depreciation.  Lower income taxes from the reduction in the tax rate were offset by lower revenue from its expected return as part of the pending rate case.  Earnings per share of $0.46 for the six-month period increased $0.03 compared to the same period last year.

During the first six months of 2018, the Company invested $6.6 million in construction expenditures for the completion of an additional raw water pumping station, as well as various replacements and improvements to infrastructure.  The Company estimates it will invest an additional $13.0 million in 2018, excluding acquisitions, for additional main extensions, dam improvements, expansion of a wastewater treatment plant, and routine improvements to its pipes, service lines, and other facilities to ensure a safe, adequate, and reliable supply of drinking water and to maintain proper handling and disposal of wastewater for the Company's growing customer base.

	Period Ended June 30
	In 000's (except per share)
	Quarter		Six Months
	2018	2017	2018	2017

Operating Revenues	$12,026	$12,254	$23,670	$23,544
Net Income	$3,305	$2,935	$5,899	$5,516
Average Number of Common Shares Outstanding	12,896	12,840	12,886	12,845
Basic and Diluted Earnings Per Common Share	$0.26	$0.23	$0.46	$0.43
Dividends Declared Per Common Share	$0.1666	$0.1602	$0.3332	$0.3204

This news release may contain forward-looking statements regarding the Company's operational and financial expectations. These statements are based on currently available information and are subject to risks, uncertainties, and other events which could cause the Company's actual results to be materially different from the results described in this statement. The Company undertakes no duty to update any forward-looking statement.

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